UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
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☐ Soliciting Material Pursuant to Section 240.14a-12

FirstEnergy Corp.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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(The following letter will be mailed by FirstEnergy Corp. to certain institutional holders of its common stock)
George M. Smart Letterhead
April 29, 2011
Dear Shareholder:
At the 2011 Annual Meeting of Shareholders, our shareholders will vote on many important issues. Your Board unanimously recommends that our shareholders vote in favor of the election of each director nominee (Item 1), the ratification of our registered public accounting firm (Item 2), and a management proposal to reduce the percentage of shares required to call a special meeting of shareholders (Item 3). In addition, your Board recommends that shareholders vote on the advisory proposals to approve the compensation of the Company’s named executive officers also known as “Say-on-Pay” (Item 4) and to conduct future Say-on-Pay advisory votes each year (Item 5). A number of shareholder proposals are also on the agenda (Items 6 through 9), and the Board unanimously recommends you vote against these proposals.
In connection with these matters, your Board would like to provide you with the following information as you review the proxy materials for our Annual Meeting to be held on May 17, 2011.
Strong Performance
In 2010, the Company strengthened its financial and operating position, and achieved significant growth in our competitive subsidiary, making FirstEnergy Solutions one of the largest retail suppliers in the nation. In February of this year, we also successfully completed a merger that will be the foundation for our future growth. Financial highlights in 2010 include:
•	Delivering earnings per share consistent with guidance provided to the financial community;

•	Generating $3.1 billion in cash from operations;

•	Reducing more than $500 million of debt;

•	Maintaining capital spending and O&M levels comparable to 2009; and

•	Preserving our dividend.
Corporate Governance
To further enhance good governance at FirstEnergy, your Board has taken the following actions:
•	Eliminated the classified board structure so that all directors are elected annually;

•	Separated the Chairman of the Board and CEO positions;

•	Adopted a Director Resignation Policy in the event that Directors in uncontested elections receive a greater number of “withheld” votes than “for” votes; and

•	Included a management proposal on the ballot (Item 3) to reduce the percentage of shares required to call a special meeting of shareholders.
In addition, the Company publishes an in-depth Corporate Responsibility report that includes detailed information on the Company’s environmental and energy efficiency efforts.
These and other actions taken by your Board were made after careful evaluation of the issues. Your Board will continue to take this mindful approach to ensure that we are acting in the best interests of the Company and its shareholders.

Alignment of Performance and Compensation
The Company’s compensation philosophy is pay-for-performance, which is designed to align the interests of FirstEnergy employees with our shareholders. As represented by an overall decline in total compensation in the Proxy Statement’s Summary Compensation Table, we took several compensation-related actions over the last few years to reflect the uncertainty in the economic climate and sluggish economic recovery.
In 2009, we reduced employees’ base salaries, including our executive officers, with the opportunity to earn the reductions back if our EPS financial performance measure was achieved (except for the CEO). Additionally, in 2009, we reduced our executives’ long-term incentive program target opportunities and maintained those reductions in 2010. Taking these actions into consideration, our CEO’s overall compensation declined by approximately 17% from 2008 to 2009 and 14% from 2009 to 2010.
With respect to the 2009 base salary reductions, except in the case of our CEO who requested that his base salary remain reduced throughout 2009, we were able to restore the base salary reductions in a lump sum payment to all employees in January 2010. In 2010, we achieved key strategic and operational results, as well as our EPS and debt reduction goals. Accordingly, our executives earned awards under the short-term incentive program and the performance-adjusted restricted stock unit component of the long-term incentive program. However, we did not achieve the threshold Total Shareholder Return performance, so no payout was provided for the performance share component of the long-term incentive program, which makes up 25 to 32 percent of each named executive officer’s total target compensation. As a result, our executives earned below-median total compensation relative to target for executives despite the financial, strategic and operational successes we achieved in 2010.
In 2010, we took additional compensation-related actions as follows:
•	Elimination of the 20 percent incentive match in our deferred compensation plan for executives and outside directors in 2011; and

•	Elimination of the excise tax gross-ups and the “modified” single trigger for our CEO in 2010 in connection with any change in control related benefits.
Given our compensation approach and actions taken as described above and in our proxy statement, we believe that our compensation program is directly aligned with the interests of our shareholders and ask that you support the management proposals (Items 1-5), including the Say-on-Pay proposal (Item 4). We are also pleased to announce that ISS Proxy Advisory Services and Glass Lewis & Co., independent proxy advisory firms, are recommending that their clients vote “FOR” our Say-on-Pay proposal.
In light of the foregoing and in recognition of the leadership provided by management and your Board, I urge you to vote “FOR” all FirstEnergy Director nominees and to support the other recommendations of your Board with respect to voting your shares. Please vote today — your vote is important. And thank you for your ongoing support of, and continued interest in, FirstEnergy.
If you would like to discuss this matter, or any other issue regarding our Annual Meeting, please feel free to contact our Vice President and Corporate Secretary Rhonda Ferguson, at 330-384-5620.

Sincerely,
/s/ George M. Smart

IMPORTANT INFORMATION
FirstEnergy Corp. (“FirstEnergy”) filed a definitive proxy statement in connection with its 2011 annual meeting of shareholders with the Securities and Exchange Commission on April 1, 2011. FIRSTENERGY SHAREHOLDERS ARE STRONGLY ADVISED TO READ THE PROXY STATEMENT CAREFULLY, AS IT CONTAINS IMPORTANT INFORMATION. Shareholders are able to obtain additional copies of FirstEnergy’s definitive proxy statement and any other documents filed by FirstEnergy with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of FirstEnergy’s definitive proxy statement are also available for free at FirstEnergy’s Internet website at www.firstenergycorp.com/ir or by writing to the Corporate Secretary, FirstEnergy Corp., 76 South Main Street, Akron, Ohio 44308-1890.
INFORMATION REGARDING PARTICIPANTS
Detailed information regarding the names, affiliations and interests of individuals who are participants in the solicitation of proxies of FirstEnergy’s shareholders is available in FirstEnergy’s definitive proxy statement filed with the Securities and Exchange Commission on April 1, 2011.